Exhibit 10.2
Non-Employee Director Form
F.N.B. CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into effective as of [Date] (the “Award Date”), between F.N.B. CORPORATION, a Pennsylvania corporation (the “Company”), and [Name] (the “Individual”).
W I T N E S E T H T H A T:
WHEREAS, the Individual serves as a Director of the Company; and
WHEREAS, as compensation for services on the Board of Directors of the Company (the “Board”), including any committees thereof, and for completion of the F.N.B. Director education requirement during the prior calendar year, the Company, pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board awarded to Individual restricted stock units, each representing a share of the Company’s common stock, par value $.01 per share (the “Common Stock”) under and pursuant to the F.N.B. Corporation 2022 Incentive Compensation Plan, effective May 10, 2022 (the “Plan”);
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each of the parties covenants and agrees as follows:
1.    Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement, the Company hereby confirms the award to the Individual, on the Award Date, of                   restricted stock units (“Units”), each Unit representing one (1) share of Company Common Stock, under and pursuant to the Plan, that will be issued to the Individual upon the lapse of the restrictions set forth below unless electively deferred under and pursuant to the Company’s Deferred Compensation Plan (the “Deferral Plan”).
2.    Terms and Conditions. The award of Units to the Individual is subject to the following terms and conditions:
(a)    Vesting. If the Individual remains a Director of the Company until immediately prior to the election of Directors on the date of the Annual Meeting in the first year following the Date of the Grant, the Units shall vest, and a certificate representing shares of the Company’s Common Stock shall be issued or transferred by the Company to the Individual or the shares shall be issued in book entry form in the name of the Individual upon such lapse or, if electively deferred under and pursuant to the Deferral Plan, on the date provided in such election. If the Individual’s service on the Board is terminated due to Individual’s death, total and permanent disability or the Individual does not stand for reelection (or is not or will not be nominated for election or reelected) to the Board during the vesting period, the Individual’s rights hereunder shall automatically become fully vested on the date he or she dies, becomes permanently disabled or his or her term of office expires or terminates.
(b)    Voting and Dividend Equivalents. Units are not shares of stock and the Individual shall not be a shareholder with respect to the same until the Shares are issued. The Individual shall accrue dividend equivalents on the Units, which shall be paid upon vesting, except as may be provided under and pursuant to the Deferral Plan.
(c)    No Right to Continued Service. This Agreement shall not confer upon the Individual any right with respect to continuance of service as a Director of the Company or any Affiliate, nor shall it interfere in any way with the right of the Board or shareholders to remove, appoint or elect Directors.
(d)    Compliance with Laws and Regulations. The award of Shares evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of stock prior to the effectiveness of any registration statement with respect to such shares which counsel for the Company deems necessary or appropriate.
3.    Investment Representation. The Committee may require the Individual to furnish to the Company, prior to the issuance of any Shares, an agreement (in such form as the Committee may specify) in which the Individual represents that the Shares acquired by him or her are being acquired for investment and not with a view to the sale or distribution thereof.
4.    Additional Materials. The Individual hereby acknowledges receipt of the Prospectus, via the link to the Individual’s Fidelity account, which is part of Registration Statement on Form S-8 (registration number 333-249121) in connection with the registration of the Shares under the Securities Act of 1933, as amended. The Individual may request a hard copy of these documents by requesting a copy from the Company’s Secretary. To the extent of any inconsistency between the terms of this Agreement and such other materials, including the Plan, the other materials shall govern.
6.    Notices. Any notice hereunder to the Company shall be addressed to it at its office, Attention: F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, c/o Corporate Secretary, and any notice hereunder to the Individual shall be addressed to him/her at his/her address provided to Company from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.
7.    Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
8.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, F.N.B. Corporation has caused this Restricted Stock Unit Award Agreement to be executed on its behalf and the Individual has executed this Restricted Stock Unit Award Agreement, both as of the day and year first above written.

F.N.B. CORPORATION	INDIVIDUAL

Electronic Signature

Name: James Orie	Name: Participant Name
Title: Chief Legal Officer and Corporate	Acceptance Date: Acceptance Date
Secretary and Vice President FNB